Filed Pursuant to Rule 424(b)(3)
File Number 333-127938
PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on September 2, 2005
(Registration No. 333-127938)

MICROMED CARDIOVASCULAR, INC.
This Prospectus Supplement No. 1 supplements our Prospectus dated September 2, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus.
This Prospectus Supplement includes the attached Current Report on Form 8-K of Micromed Cardiovascular, Inc. dated September 30, 2005, as filed by us with the Securities and Exchange Commission.
Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “MMCV.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement is September 30, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 30, 2005
MICROMED CARDIOVASCULAR, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51487 (Commission File Number)	98-0228169 (IRS Employer Identification No.)

8965 INTERCHANGE DRIVE, HOUSTON, TEXAS (Address of principal executive offices)	77054 (Zip Code)
(713) 838-9210
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On September 30, 2005, Phyllis Haberman resigned from the Company’s board of directors. Ms. Haberman served as the Audit Committee Chairperson. Ms. Haberman informed the Company that her resignation is not based on any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Ms. Haberman served as a director of MicroMed Technology, Inc., a subsidiary of the Company, since July 2004. Ms. Haberman became a director of the Company in connection with the merger of MicroMed Technology, Inc. into another subsidiary of the Company on August 10, 2005.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
           99.1      Resignation Letter of Phyllis Haberman dated September 30, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
Date: October 6, 2005	By:	/s/ Travis E. Baugh
Travis E. Baugh
Chief Executive Officer

Exhibit 99.1

Charterhouse Group, Inc.
535 Madison Avenue
New York, NY 10022-4299
Phone: 212 584 3200 Fax: 212 750 9704
www.charterhousegroup.com
September 30, 2005
Mr. Travis Baugh
President & Chief Executive Officer
MicroMed Cardiovascular Inc.
8965 Interchange Drive
Houston, Texas 77054
Dear Travis:
As we discussed yesterday, effective immediately, I am resigning my position as a Director of MicroMed.
I enjoyed my association with the Company, its executive team and directors. Charterhouse and I wish everyone at MicroMed a successful future.
Best regards,
/s/ Phyllis Haberman
Phyllis Haberman
Partner
cc: MicroMed Board